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                                                                    EXHIBIT 99.2



CONTACT:  CATHERINE A. PYTEL
          508-347-4258


                          NETOPTIX CORPORATION TO SELL
                             LEISEGANG MEDICAL, INC.
                        AND WOMEN'S HEALTHCARE BUSINESSES


     STURBRIDGE, MASSACHUSETTS, DECEMBER 14, 1999 - NetOptix Corporation (NASDAQ National Market: OPTX) today announced that it has agreed to sell its Leisegang Medical, Inc. (LMI) and related women's health businesses and related assets to CooperSurgical, Inc. (CSI), a unit of The Cooper Companies, Inc. (NYSE/PCX:
COO). The transaction includes NetOptix operating units in Germany, Leisegang GmbH, and Canada, Galenica Inc., as well as the LMI operations in Boca Raton, Florida. The purchase price is approximately $10 million, payable in cash, with a scheduled closing on January 31, 2000.

     LMI, Leisegang GmbH and Galenica, which design, manufacture and distribute diagnostic and surgical instruments and other precision instrumentation for the women's healthcare market, currently have combined annual revenues of about $15 million.

     NetOptix intends to use the net proceeds, after payment or provision for transaction costs, closing escrows and retained liabilities of the LMI business, to reduce debt and to fund research and development activities and additional production capacity for its Dense Wavelength Division Multiplexer (DWDM) business, operated through its Optical Filter Corporation (OFC) subsidiary in Natick, Massachusetts, and its OFC GmbH subsidiary in Germany.

     NetOptix Corporation is headquartered in Sturbridge, Massachusetts. OFC and OFC GmbH subsidiaries design, manufacture and market a broad range of optical components and systems that incorporate recent advances in phototonic technology and optical coating. OFC Corporation has manufacturing locations in Natick, Massachusetts and Keene, New Hampshire. The NetOptix web address is www.netoptix.com.

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     The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. CooperSurgical, Inc., headquartered in Shelton, Connecticut, markets diagnostic products, surgical instruments and accessories for the gynecological market. CooperVision, Inc., headquartered in Irvine, California, with manufacturing facilities in Huntington Beach, California, Rochester, New York, Toronto, Canada and Hamble, England, markets a broad range of contact lenses for the vision care market. Corporate offices are located in Irvine and Pleasanton, California. Cooper's web address is www.coopercos.com.

     FORWARD-LOOKING STATEMENTS. This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. To identify forward-looking statements, look for words like "believes", "expects", "may", "will", "should", "seeks", "approximately", "intends", "plans", "estimates" or "anticipates", and similar words or phrases. Discussion of strategy, plans or intentions often contains forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, dates or methods that may be incorrect or imprecise.

     Events, among others, that could cause actual results and future actions to differ materially from those described by or contemplated in the forward-looking statements include major changes in business conditions and the economy, loss of key senior management, major disruptions in the operation of the OFC manufacturing facilities or delays in delivery of new production equipment, new competition or technologies, significant disruptions caused by their parties failing to address the Year 2000 issue or by problems with our Year 2000 compliance program, foreign currency exchange exposure, investments in research and development and other start-up projects, regulatory issues, significant environmental clean-up costs above those already accrued, litigation costs, costs of business divestitures, and other factors described in the NetOptix Securities and Exchange Commission filings, including a section in the Annual Report on Form 10-K for the year ended September 30, 1998.


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